Exhibit 99.1

Aditxt, Inc. (Nasdaq: ADTX) Announces 1-for-50 Reverse Stock Split Effective Pre-Market Opening on September 14, 2022

RICHMOND, Va. (Sept. 13, 2022) –Aditxt, Inc. (Nasdaq: ADTX), a biotech innovation company developing and commercializing technologies focused on monitoring and modulating the immune system, announced today that it will effect a 1-for-50 reverse split of its common stock effective as of 4:01 p.m. Eastern Time on September 13, 2022. Commencing with the opening of trading on The Nasdaq Capital Market on September 14, 2022, the Company’s common stock will trade on a post-split basis under the same symbol ADTX. The reverse stock split was approved by the Company’s stockholders at the special meeting held on September 7, 2022, with the final ratio determined by the Company’s board of directors.

As a result of the reverse stock split, the CUSIP number for the Company’s common stock will now be 007025505. As a result of the reverse stock split, every 50 shares of issued and outstanding common stock will be exchanged for 1 share of common stock, with any fractional shares being rounded up to the next higher whole share. Immediately after the reverse stock split becomes effective, the Company will have approximately 1,156,674 shares of common stock issued and outstanding.

The reverse stock split is primarily intended to bring the Company into compliance with Nasdaq’s $1.00 per share minimum bid price requirement for continued listing.

Additional information concerning the reverse stock split can be found in Aditxt’s definitive proxy statement filed with the Securities and Exchange Commission on August 1, 2022, as amended.

About Aditxt, Inc.

Aditxt is a biotech innovation company developing and commercializing technologies focused on monitoring and modulating the immune system. Aditxt’s immune monitoring technologies are designed to provide a personalized immune profile. Aditxt’s immune modulating technologies, currently preclinical, are being developed to retrain the immune system to induce tolerance to address rejection of transplanted organs, autoimmune diseases and allergies. For more information, please visit www.Aditxt.com and www.AditxtScore.com

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements.

Media and Investor Relations Contact:
ir@aditxt.com

www.aditxt.com